Exhibit 10.1
January 21, 2009
Bridge Financing:
Bioheart, Inc

Type of Offering:	•	$200,000 principal amount of 10% Promissory Note; 200,000 shares of common stock.

Purchase Price:	•	$190,000 principal (95% of the face amount) representing an original issue discount of 5%

Prepayment:	•	The Note may be repaid at any time, at the option of the Company for the full the principal amount of the Notes plus accrued and unpaid interest.

Due Date:	•	The earlier of the twelve (12) months or the completion of a $3 million in financing pursuant to fulfilling Blue Crest obligation.

Registration Rights:	•	Same as for the offering.

Default Provisions:	•	The Note will be subject to appropriate provisions setting forth the events of default including, but not limited to, a default by the Company, and other appropriate default provisions

Other Features:	•	The holder of the Notes can convert these Notes into the Company’s common stock at a 22 1/2 % discount to the five (5) day trading average of the closing bid price.

	•	The $200,000 of promissory notes proposed in this bridge financing will be subordinated to the existing BlueCrest debt.

Documentation:	•	The Company will provide the investors with the complete set of documents for this bridge financing.

Fees:	•	A 5% cash placement fee on the gross proceeds payable to Meyers Associates, LP.

Accepted:
Bioheart, Inc	Investor:

By:	By:

Howard J Leonhardt Chief Executive Officer		Bruce Meyers